Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-132201
Dated October 10, 2007

Securities Offered:		Floating Rate Notes, MTN Series B
Form of Note:			Senior Note

Issuer:				Toyota Motor Credit Corporation
Amount:				$50,000,000

Trade Date:			October 10, 2007
Settlement Date:		October 15, 2007
Interest Accrual Date:		October 15, 2007
Maturity Date:			November 17, 2008
First Payment Date:		November 17, 2007

Floating Rate Index:		Three Month LIBOR
Index Source:			Telerate page 3750
Index Margin:			minus 6 basis points
Interest Reset period:		Quarterly
Interest Reset Dates:   	November 17, 2007, February 17, 2008,
				May 17, 2008 and August 17, 2008
Interest Payment Dates:   	November 17, 2007 (short first coupon),
				February 17, 2008, May 17, 2008,
				August 17, 2008 and November 17, 2008
Interest Determination Dates: 	Second London Banking Day preceding
				each Interest Reset Date

Business Days:			New York and London
Calculation Agent:		Deutsche Bank Trust Company Americas
Minimum Denominations:		$50,000 and $1,000 increments thereafter
Day Count Convention:		Actual/360
Business Day Convention:	Modified Following

Re-offer Price:			100%
Fee:				0.15%
Net Price:			99.85%

Placement Agents:		Toyota Financial Services Securities USA
Corporation

Cusip Number:	 		89233PL53

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Toyota Financial Services Securities USA Corporation will arrange to send you the prospectus if you request it by calling toll-free 800-292-1147.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.
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